CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

CERISTAR, INC.

FIRST: That Article I of the Certificate of Incorporation be, and hereby is, amended to read as follows:

The name of the Corporation is Endavo Media and Communications, Inc.

SECOND: That the amendment was duly adopted in accordance with the provisions of section 242 of the General Corporation Law of the State of Delaware.

THIRD: That this Certificate of Merger shall be effective on the 23rd day of September, 2004 at 4:01 P.M. E.D.T.

EXECUTED this 17th day of September, 2004.

Paul D. Hamm, President

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:21 PM 09/17/2004
FILED 04:22 PM 09/17/2004
SRV 040676102 - 3021813 FILE